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                                                      Exhibit 11


      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                           (Unaudited)


                                   Three Months Ended March 31

                                       1996           1995


                                   -----------------------------
Average number of common shares
 outstanding                       6,525,519          4,141,824
Common equivalent shares
 outstanding:
   Warrants                                -            269,152
   Stock options                     207,084             41,873
                                   ---------          ---------
Total common and common equivalent
 shares outstanding                6,732,603          4,452,850
                                   =========          =========

  Net earnings              $      3,022,038      $   1,168,028
                                   =========          =========

  Net earnings per share    $           0.45               0.26
                                   =========          =========